UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2004

FIRST VIRTUAL COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-23305 (Commission File Number)	77-0357037 (I.R.S. Employer Identification No.)

3200 Bridge Parkway, Suite 202
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 801-6500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS
ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION
SIGNATURE

ITEM 5. OTHER EVENTS

     Exercise of Warrants.

     On November 7, 2003, the Company entered into definitive agreements in connection with a private placement of the Company’s shares of Common Stock with institutional investors and their affiliates (the “Financing”) who were accredited investors under the securities laws. The investors participating in the Financing also received warrants to purchase up to an aggregate of approximately 2.9 million shares of the Company’s Common Stock at an exercise price of $1.79 per share (collectively, the “Financing Warrants”). Each of the Financing Warrants has a five year life. During April 2004, Financing Warrants to purchase an aggregate of 2.0 million shares of Common Stock were exercised, resulting in aggregate cash proceeds to the Company of approximately $3.5 million.

     On April 3, 2003, the Company entered into a term loan facility agreement with its bank (the “Bank”). In connection with the term loan facility, on April 3, 2003, the Company issued a five-year warrant to the Bank to purchase up to 56,250 shares of the Company’s Common Stock at an exercise price of $1.60 per share (the “Bank Warrant”). On April 13, 2004, the Bank exercised the Bank Warrant on a net exercise basis, resulting in the issuance by the Company of 35,560 shares of Common Stock to the Bank and no cash proceeds to the Company.

     The parties intended the above private placements to be exempt from the registration and prospectus delivery requirements under the Securities Act of 1933, as amended (the “Act”), pursuant to 4(2) of the Act and Regulation D promulgated thereunder. At the time of the private placements, each of the investors represented that they were an accredited investor and that the investors’ intention was to acquire the securities for investment only and not with a view to distribution thereof. An appropriate legend was affixed to each warrant. At the time of the private placements, each investor was knowledgeable, sophisticated and experienced in making investment decisions of this kind and received adequate information about the Company or had adequate access, through the investor’s business relationship with the Company, to information about the Company.

     Suspension of Registration Statements and Employee Plans.

     In connection with and as required by the Financing, the Company filed a Form S-3 registration statement (the “2003 Form S-3 “) covering the resale of approximately 5.7 million shares of Common Stock issued in the Financing and approximately 2.9 million shares of Common Stock issuable upon exercise of the Financing Warrants. The Company also registered for resale on the 2003 Form S-3, 642,921 shares of Common Stock and 458,592 shares of Common Stock issuable upon exercise of a warrant which were issued in separate transactions. On April 30, 2004, the Company notified the holders of securities covered by the 2003 Form S-3 of the suspension of the availability of such registration statement and the use of any prospectus in connection therewith for the purpose of selling shares or otherwise. The Company has an obligation (subject to certain exceptions, including suspension of use under certain specified circumstances and for a limited period of time) to keep the 2003 Form S-3 continuously effective until all of the shares covered by the 2003 Form S-3 have been re-sold or may be re-sold without volume restrictions pursuant to Rule 144(k) promulgated under the Act. As of April 30, 2004, the Company continues to have an obligation to keep the 2003 Form S-3 effective with respect to an aggregate of approximately 4.9 million shares. Of such shares, approximately 1.3 million shares (including shares issuable upon exercise of outstanding warrants) are held by an affiliate of the Company.

     In May 2002, the Company filed a Form S-3 Registration Statement (the “2002 Registration Statement”) with the Securities and Exchange Commission covering the resale of approximately 1.3 million shares of Common Stock and 668,600 shares of Common Stock issuable upon exercise of warrants. On April 30, 2004, the Company notified the holders of securities covered by the 2002 Form S-3 of the suspension of the availability of such registration statement and the use of any prospectus in connection therewith for the purpose of selling shares or otherwise. The Company has an obligation (subject to certain exceptions, including suspension of use under certain specified circumstances and for a limited period of time) to keep the 2002 Form S-3 continuously effective until all of the shares covered by the 2002 Form S-3 have been re-sold or may be re-sold pursuant to Rule 144(k). As of April 30, 2004, the Company continues to have an obligation to keep the 2002 Form S-3 effective with respect to an aggregate of approximately 2.0 million shares. Of such shares, approximately 1.3 million shares (including shares issuable upon exercise of outstanding warrants) are held by affiliates of the Company.

     In general, a person who is not an affiliate of the Company and who has beneficially owned shares for two years is entitled to sell such shares under Rule 144(k) without any volume limitations or other restrictions, and without the use of a registration statement and related prospectus. Shares held by affiliates may be sold under Rule 144, subject to volume limitations and subject to other restrictions, including availability of current public information concerning the Company.

     On May 7, 2004, the Company notified participants under its employee and consultant equity incentive plans (collectively, the “Stock Plans”) of the suspension of the availability of the Company’s Form S-8 registration statements and the use of any prospectus in connection therewith covering securities issued under the Stock Plans. During the suspension period, participants will not be able to exercise options granted or purchase shares under the Stock Plans, or purchase shares or have payroll deductions made under the Company’s 1997 Employee Stock Purchase Plan.

     The suspensions described above occurred as a result of the ongoing investigation by the Company’s audit committee of irregular transactions, as described in the Company’s Report on Form 8-K filed on April 30, 2004.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The disclosure regarding the exercise of the warrants under Item 5 above is incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST VIRTUAL COMMUNICATIONS, INC.

By:	/s/ Truman Cole

Truman Cole Chief Financial Officer

Date: May 7, 2004